EXHIBIT 99.1

Press Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	December 27, 2007
949-250-7781

CALC Delivers First Homes at Brightwater

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) announced that it recently delivered the first nine homes at its 356-home Brightwater community.  These nine homes generated cash proceeds of $11 million, or $1.2 million per home.  In addition, $7.8 million of restricted cash was released to the Company upon commencement of home deliveries at Brightwater under the Company’s term loan agreement. The Company has also delivered 31 homes during the fourth quarter to date at its various inland projects, which generated an additional $13.5 million of cash.  After required debt repayments and other uses of cash, the Company expects its year end cash balance to be in excess of $24 million, compared with $10.6 million of cash at December 31, 2006.

Raymond J. Pacini, CEO of the Company commented: “We are pleased to welcome our first homebuyers at Brightwater.  After all the years it took to get this community approved, it is rewarding to see our first homeowners move in. Given Brightwater’s unique coastal location, the superior product that we are offering, the limited supply of new coastal home communities and the absence of competition from other homebuilders in Huntington Beach, we look forward to opening sales of our larger homes at Brightwater in February 2008.”

Mr. Pacini continued, “The Company’s financial position is solid and while we expect 2008 will be another challenging year in the homebuilding industry, we are prepared for it”

The Company’s 105-acre Brightwater project is located near the corner of Pacific Coast Highway and Warner Avenue, and overlooks the Pacific Ocean and the recently restored 1,200-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 74% of real estate inventories as of September 30, 2007.  Brightwater is currently expected to generate gross margins of approximately 30-40% due to the Company’s low carrying value in Brightwater; however, there can be no assurance that such margins will be realized.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a home building company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa.  Hearthside Homes is building all of the homes at

Brightwater and has delivered over 2,000 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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